Exhibit 99.3

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Atlantic Southeast Airlines, Inc.

Atlanta, Georgia

We have audited the accompanying balance sheets of Atlantic Southeast Airlines, Inc. (the “Company”), a wholly owned subsidiary of ASA Holdings, Inc., a wholly owned subsidiary of Delta Air Lines, Inc. (“Delta”), as of December 31, 2004 and 2003, and the related statements of operations, shareowner’s equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, Delta has experienced recurring losses from operations, faces significant liquidity issues, and may need to seek protection under Chapter 11 of the United States Bankruptcy Code. These matters raise substantial doubt about Delta’s ability to continue as a going concern. Substantially all of the Company’s revenue is derived from Delta. In addition, Delta has control of and responsibility for certain of the Company’s critical operating activities. Delta’s financial condition along with this dependence on Delta raises substantial doubt about the Company’s ability to continue as a going concern. Delta’s plans concerning these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, effective January 1, 2003, the Company and Delta changed the method by which the Company is compensated by Delta under the Delta Connection Agreement.

As discussed in Note 3 to the financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 30, 2005

ATLANTIC SOUTHEAST AIRLINES, INC.

BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

(In thousands, except share data)

	2004	2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$72,249	$219,994
Restricted cash	12,482	7,500
Accounts receivable, net of an allowance for uncollectible accounts of $58 at December 31, 2004 and $550 at December 31, 2003	9,381	2,688
Accounts receivable—affiliate	35,915	26,455
Note receivable—Parent	110,000	—
Expendable parts and supplies inventory, net of an allowance for obsolescence of $7,038 at December 31, 2004 and $12,007 at Deceber 31, 2003	21,685	22,774
Prepaid expenses and other	42,225	37,281
Deferred income taxes	12,044	13,698
Total current assets	315,981	330,390

PROPERTY AND EQUIPMENT:
Flight equipment	1,677,785	1,357,069
Accumulated depreciation	(159,955)	(109,705)
Flight equipment, net	1,517,830	1,247,364
Ground property and equipment	59,626	56,008
Accumulated depreciation	(21,312)	(14,524)
Ground property and equipment, net	38,314	41,484
Advance payments for equipment	45,334	11,120

Total property and equipment, net	1,601,478	1,299,968

OTHER ASSETS:
Goodwill	—	498,736
Retirement investments	1,599	1,431
Other noncurrent assets, net	38,958	36,020
Total other assets	40,557	536,187
TOTAL ASSETS	$1,958,016	$2,166,545

See notes to Financial Statements.

	2004	2003
LIABILITIES AND SHAREOWNER’S EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$43,072	$53,456
Accounts payable	43,854	56,521
Accounts payable—affiliate	19,579	26,271
Accrued salaries and related benefits	27,860	22,603
Accrued liabilities and deferred credits	15,345	16,847
Total current liabilities	149,710	175,698

NONCURRENT LIABILITIES:
Long-term debt	1,130,497	909,664
Long-term debt—Parent	155,000	65,000
Deferred income taxes	129,064	109,877
Deferred gains on sale and leaseback transactions	2,971	3,210
Retirement liability and other noncurrent liabilities	7,268	5,643
Total noncurrent liabilities	1,424,800	1,093,394

COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREOWNER’S EQUITY:
Common shares, $0.10 par value; 100,000 shares authorized, 1,000 shares issued and outstanding at December 31, 2004 and 2003	—	—
Additional paid-in capital	817,896	817,896

(Accumulated deficit) retained earnings	(434,414)	79,569
Accumulated other comprehensive income (loss)	24	(12)
Total shareowner’s equity	383,506	897,453
TOTAL LIABILITIES AND SHAREOWNER’S EQUITY	$1,958,016	$2,166,545

See notes to Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands)

	2004	2003	2002
OPERATING REVENUES:
Passenger	$947,608	$836,931	$748,287
Cargo	—	—	2,579
Other, net	11	—	1,308
Total operating revenues	947,619	836,931	752,174

OPERATING EXPENSES:
Salaries and related costs	292,258	266,449	225,363
Aircraft fuel	197,541	128,564	89,718
Aircraft maintenance materials and outside repairs	87,394	78,929	67,964
Aircraft rent	68,670	69,362	69,197
Contracted services	65,973	66,219	65,589
Depreciation and amortization	71,707	54,076	39,938
Landing fees and other rents	44,623	41,729	39,555
Passenger commissions	—	—	9,482
Other selling expenses	600	470	23,770
Asset writedowns	—	—	31,393
Impairment of goodwill	498,736	—	—
Appropriations Act reimbursements	—	(22,438)	—
Stablilzation Act compensation	—	—	(367)
Other	33,594	31,854	41,473
Total operating expenses	1,361,096	715,214	703,075

OPERATING (LOSS) INCOME	(413,477)	121,717	49,099

OTHER (EXPENSE) INCOME:
Interest income	3,092	2,907	3,182
Interest expense, net of amounts capitalized and interest subsidies	(38,218)	(28,844)	(18,149)
Miscellaneous income (expense), net	140	(18)	(242)
Total other expense, net	(34,986)	(25,955)	(15,209)

(LOSS) INCOME BEFORE INCOME TAXES	(448,463)	95,762	33,890

INCOME TAX EXPENSE	(20,119)	(38,147)	(13,857)

NET (LOSS) INCOME	$(468,582)	$57,615	$20,033

See notes to Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(In thousands)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(468,582)	$57,615	$20,033
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	71,707	54,076	39,938
Impairment of goodwill	498,736	—	—
Gain on the sale of equipment	(1,684)	—	—
Asset Writedowns	—	—	31,393
Deferred income taxes	20,119	38,147	32,144
Rental expense less than payments	(13,036)	(9,554)	(19,805)
Changes in certain current assets and liabilities:
Increase in accounts receivable, net	(20,061)	(798)	(10,587)
Increase in expendable inventory and prepaid expenses	(3,671)	(10,041)	(4,466)
(Decrease) increase in accounts payable	(12,667)	5,523	10,233
(Decrease) increase in accounts payable - affiliate	(6,692)	6,574	14,119
Increase in accrued salaries and related benefits	5,257	9,336	3,540
Increase in accrued liabilities	(1,256)	5,654	1,665
Other, net	(809)	473	(161)
Net cash provided by operating activities	67,361	157,005	118,046

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions:
Flight equipment, including advance payments	(130,950)	(182,927)	(168,166)
Ground property and equipment	(4,668)	(7,314)	(13,843)
Proceeds from sales of flight equipment	3,371	9,246	16,800
Increase in restricted cash	(4,982)	(2,940)	(4,560)
Purchases of available-for-sale securities	(176)	(138)	(136)
Advances to parent	(110,000)	—	—
Sales of available-for-sale securities	—	172	143
Net cash used in investing activities	(247,405)	(183,901)	(169,762)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt issuance	266,159	349,932	774,928
Payments on long-term debt	(186,093)	(257,616)	(691,758)
Dividends paid	(45,401)	(45,650)	(45,400)
Proceeds from capital contribution	—	—	50,000
Debt issuance cost	(2,366)	(9,116)	(5,374)
Net cash provided by financing activities	32,299	37,550	82,396

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(147,745)	10,654	30,680

CASH AND CASH EQUIVALENTS—Beginning of year	219,994	209,340	178,660

CASH AND CASH EQUIVALENTS—End of year	$72,249	$219,994	$209,340

See notes to Financial Statements.

SUPPLEMENTAL DISCLOSURES OF CASH (REFUNDED) PAID FOR:
Income taxes	$(683)	$(9,368)	$(1,477)

Interest, net of amounts capitalized	$36,595	$29,965	$15,553

NONCASH TRANSACTIONS—
Aircraft delivered under seller-financing	$220,383	$212,302	$367,448

See notes to Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

STATEMENTS OF SHAREOWNER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

(In thousands)

				Accumulated
		Additional	Retained	Other
	Common	Paid-In	Earnings	Comprehensive
	Stock	Capital	(Deficit)	Income (Loss)	Total

BALANCE—December 31, 2001	$—	$767,896	$92,971	$(76)	$860,791

Net income	—	—	20,033	—	20,033
Other comprehensive income, net of tax of $30	—	—	—	(48)	(48)
Total comprehensive income					19,985
Dividends			(45,400)		(45,400)
Contributions	—	50,000	—	—	50,000

BALANCE—December 31, 2002	—	817,896	67,604	(124)	885,376

Net income	—	—	57,615	—	57,615
Other comprehensive income, net of tax of $73	—	—	—	112	112
Total comprehensive income					57,727
Dividends	—	—	(45,650)	—	(45,650)

BALANCE—December 31, 2003	—	817,896	79,569	(12)	897,453

Net loss	—	—	(468,582)	—	(468,582)
Other comprehensive income, net of tax of $21	—	—	—	36	36
Total comprehensive loss					(468,546)
Dividends	—	—	(45,401)	—	(45,401)

BALANCE—December 31, 2004	$—	$817,896	$(434,414)	$24	$383,506

See notes to Financial Statements.

ATLANTIC SOUTHEAST AIRLINES, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

1.       BASIS OF PRESENTATION

Atlantic Southeast Airlines, Inc. (the “Company”) is a connection carrier (“Delta Connection Carrier”) for Delta Air Lines, Inc. (“Delta”). The Company is a regional airline serving airports in the United States, Canada, Mexico, and the Caribbean. The Company is a wholly owned subsidiary of ASA Holdings, Inc. (“ASA Holdings”), which is ultimately a wholly owned subsidiary of Delta. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The Company has reclassified certain other prior period amounts in the financial statements to be consistent with its current period presentation. The effect of these reclassifications is not material.

Going Concern—The accompanying financial statements have been prepared in accordance with GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company derives substantially all of its revenues from Delta, and is reliant on Delta to continue operations in the normal course.  Delta’s financial condition along with the Company’s dependence on Delta causes substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Delta’s business environment in which it operates and its financial condition are discussed further below. Note 2 provides additional information about the Delta Connection Agreement (“The Agreement”) between Delta and the Company, including compensation and cost reimbursements the Company receives from Delta in exchange for the Company operating all of its aircraft for Delta.

Delta’s Financial Results

Delta’s financial performance continued to deteriorate during 2004, the fourth consecutive year it reported substantial losses.  Additionally, Delta’s unrestricted cash and cash equivalents and short-term investments were $1.8 billion at December 31, 2004, down from $2.7 billion at December 31, 2003.  Based on these results, Delta has made the determination to make fundamental changes in the way Delta does business.

In light of Delta’s significant losses and the decline in its cash and cash equivalents and short-term investments, Delta is making permanent structural changes which are intended to appropriately align its cost structure with the revenue it can generate in this business environment and to enable it to compete with low-cost carriers.

Delta’s Transformation Plan

In 2002, Delta began its profit improvement program, which had a goal of reducing unit costs and increasing revenues. Delta made significant progress under this program, but increases in aircraft fuel prices and pension and related expense, and declining domestic passenger mile yields have offset a large portion of these benefits. Accordingly, Delta will need substantial further reductions in its cost structure to achieve viability.

At the end of 2003, Delta began a strategic reassessment of its business. The goal of this project was to develop and implement a comprehensive and competitive business strategy that addresses the airline industry environment and positions Delta to achieve long-term success. As part of this project, Delta evaluated the appropriate cost reduction targets and the actions it should take to seek to achieve these targets.

In September 2004, Delta outlined key elements of its transformation plan, which are intended to deliver approximately $5 billion in annual benefits by the end of 2006 (as compared to 2002) while also improving the service it provides to customers. Elements of the transformation plan include (1) non-pilot operational improvements, (2) pilot cost reductions and (3) other benefits. By the end of 2004, Delta achieved approximately $2.3 billion of the $5 billion in targeted benefits under its profit improvement program. Delta has identified, and begun implementation of, key initiatives to obtain the remaining $2.7 billion in targeted benefits, which it believes it is on track to achieve by the end of 2006.

Delta’s Liquidity

Due to the difficult revenue environment, historically high fuel prices and other cost pressures, Delta borrowed $2.4 billion in 2004 to fund daily operations and capital requirements, repay debt obligations and increase its liquidity. These borrowings included $830 million that Delta obtained during the December 2004 quarter under its financing agreements with GE Commercial Finance and American Express Travel Related Services Company, Inc. (“Amex”). These new financing agreements are essential elements of Delta’s ongoing restructuring efforts. Delta’s borrowings under these agreements are secured by substantially all of its assets that were unencumbered immediately prior to the consummation of those agreements.

At December 31, 2004, Delta had cash and cash equivalents and short-term investments totaling $1.8 billion. In March 2005, Delta borrowed the final installment of $250 million under its financing agreement with Amex. Delta has commitments from a third party to finance on a long-term secured basis the purchase of 32 regional jet aircraft to be delivered in 2005 (“Regional Jet Credit Facility”). Delta has no other undrawn lines of credit.  Additionally, Delta has significant obligations and commitments totaling approximately $3,000,000,000 related to operating lease payments, interest payments, debt maturities and pension funding in 2005 and thereafter. Absent the enactment of new federal legislation which reduces Delta’s pension funding obligations during the next several years, its annual pension funding obligations for each of 2006 through 2009 will be significantly higher than in 2005 and could have a material adverse impact on its liquidity.  During 2005, Delta also expects capital expenditures to be approximately $1,000,000,000, which includes $520,000,000 to purchase 32 regional jets which Delta intends to finance under the Regional Jet Credit Facility.

As discussed above, Delta does not expect to achieve the full $5 billion in targeted benefits under its transformation plan until the end of 2006. As Delta transitions to a lower cost structure, it will continue to face significant challenges due to low passenger mile yields, historically high fuel prices and other cost pressures related to interest expense and pension and related expense. Accordingly, Delta believes that it will record a substantial net loss in 2005, and that its cash flows from operations will not be sufficient to meet all of its liquidity needs for that period.

Delta currently expects to meet its liquidity needs for 2005 from cash flows from operations, available cash and cash equivalents and short-term investments, the Regional Jet Credit Facility, and the final $250 million borrowing under its financing agreement with Amex. Because substantially all of Delta’s assets are encumbered and its credit ratings are low, Delta does not expect to be able to obtain any material amount of additional debt financing. Unless Delta is able to sell assets or access the capital markets by issuing equity or convertible debt securities, Delta expects that its cash and cash equivalents and short-term investments will be substantially lower at December 31, 2005 than at the end of 2004.

Delta’s financing agreements with GE Commercial Finance and Amex include covenants that impose substantial restrictions on its financial and business operations. Although under Delta’s business plan it expects to be in compliance with these covenants in 2005, Delta does not expect to exceed either of the required levels by a significant margin. Accordingly, if any of the assumptions underlying Delta’s business plan proves to be incorrect, it might not be in compliance with these covenants, which could result in the outstanding borrowings under these agreements becoming immediately due and payable (unless the lenders waive these covenant violations). If this were to occur, Delta would need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code.

Many of the material assumptions underlying Delta’s business plan (including assumptions about jet fuel prices, passenger mile yields, interest rates, and pension funding obligations) are not within its control. If the assumptions underlying Delta’s business plan prove to be incorrect in any material adverse respect and it is unable to sell assets or access the capital markets, or if its level of cash and cash equivalents and short-term investments otherwise declines to an unacceptably low level, Delta would need to seek to restructure under Chapter 11 of the U.S. Bankruptcy Code.  If Delta were to seek to restructure under Chapter 11, this would have a material adverse impact on the Company’s financial statements.

2.                      DELTA CONNECTION AGREEMENT

Summary—Effective January 1, 2003, Delta and the Company amended their Agreement.  Under the Agreement the Company is compensated by Delta under a capacity purchase arrangement. The new Agreement expires ten years from its effective date.  The Agreement utilized a different compensation arrangement for the year 2002.  See Note 3, Section C for information regarding the compensation structure in effect for the year ended December, 31, 2002.  See note 13 for additional information about an amendment to the Agreement that was effective as of January 1, 2005. See Note 13 for additional information about an amendment to the Agreement that was effective as of January 1, 2005.

Under the Agreement covering periods after fiscal year 2002, Delta retains control and responsibility for all of the Company’s scheduling, ticket pricing, and seat inventories and is entitled to all revenues associated with the operation of the Company’s aircraft. The Company is responsible for operation of the aircraft and is compensated by Delta based on a market-based negotiated “block hour” rate multiplied by the actual block hours flown plus a mark-up if a certain flight completion rate is achieved, subject to certain adjustments and limitations.

Under the Agreement, the Company is entitled to receive at the end of each month a payment for each aircraft “block hour” the Company operates, based on an annual operating plan and projected operating costs. “Block hour” generally is defined as the time for each flight stage, measured from when the aircraft leaves the airport gate or stand to when it arrives at the gate or stand at the destination airport. The Company’s block hour rates are pre-set annually in advance through a rate setting negotiation with Delta. The established rates are designed to reimburse the Company for its estimated, market-based direct operating costs and expenses that are controllable by the Company (“Controllable Costs”) and not controllable by the Company (“Non-Controllable Costs” and collectively with Controllable Costs, its “Direct Costs”). The established rates do not take into consideration certain actual variations over the ensuing contract year in the pre-set costs and expenses. Direct Costs generally exclude any prepaid maintenance and are determined in accordance with GAAP.

Base Compensation—If the Company achieves a certain predetermined monthly completion rate for its Delta Connection flights, the Company is entitled to be paid by Delta a monthly “Base Mark-Up” of its monthly Direct Costs, subject to certain limitations and adjustments (“Base Compensation”).

The Company’s Controllable Costs, for purposes of establishing its Base Compensation, include the following:

•            wages, salaries, and benefits

•            payroll taxes

•            depreciation and amortization

•            contracted services (other than with Delta or other affiliates of Delta)

•            aircraft and engine maintenance (including Delta or other Delta affiliate-provided maintenance)

•            facility rent (other than terminal)

•            aircraft and other equipment rent

•            passenger service expenses (other than with Delta or other affiliates of Delta)

•            interrupted operations

•            other miscellaneous expense

•            lost/damaged baggage

•            aircraft interest expense

•            start-up training costs associated with operating any subsequently added aircraft

•            commissary supplies

•            other cash costs.

The Company’s Non-Controllable Costs, for purposes of establishing its Base Compensation, include the following:

•            landing fees

•            insurance (hull, passenger, and war risk)

•            passenger and aircraft handling costs

•            fuel

•            glycol and de-icing services

•            terminal facility rent

•            security

•            nonpayroll taxes

•            services (other than aircraft and engine maintenance) performed by Delta or other affiliates of Delta.

Other Reimbursement Payments—Delta is also obligated to reimburse the Company, without mark-up, for Federal Aviation Administration (“FAA”), United States Department of Transportation (“DOT”), or other government agency fines assessed against the Company due to an action or omission principally caused by Delta or other affiliates of Delta.

Nonreimbursable Payments—The Company is not entitled to be reimbursed for (1) bonuses and incentive compensation earned by its officers; (2) FAA, DOT, or other government agency fines assessed against the Company due to an action or omission, not principally caused by Delta or its affiliates; or (3) any Controllable Costs deemed unreasonable by Delta, in its reasonable discretion, provided that such determination must have been made during each year’s rate setting process.

Incentive Compensation—Monthly incentive compensation can be earned for the Company’s actual performance in three specific performance categories compared to a monthly goal established by Delta for (1) completion rate, (2) on-time arrival within 15 minutes, and (3) baggage handling, or bag deals per thousand passengers. In addition, the Company may earn semiannual incentive compensation for each of the three performance goals if the Company exceeds the applicable six-month goal. Incentive compensation is not recorded until fully earned at the end of the applicable period.

Margin Band; Margin Cap—In addition, an annual margin band is applicable to the Company’s Non-Controllable Costs. If the Company’s actual annual margin on Non-Controllable Costs is more or less than established percentages, the Company will receive or make a payment to Delta to ensure the annual margin the Company receives is within this band.  These amounts are recorded in passenger revenue on the Statement of Operations. For the years ended December 31, 2004 and 2003, the Company received approximately $56,683,000 and $5,445,000, respectively, from Delta to ensure that the 2004 and 2003 margins for the Company were within the margin band. Also, if the Company’s actual annual margin it receives on all of its Direct Costs is greater than a certain percentage, the Company must make a payment to Delta for the excess over that percentage. For the years ended December 31, 2004 and 2003, the Company was not required to make such a payment to Delta.

Termination—Delta may terminate the Agreement under the following circumstances: (1) at any time if the Company files a voluntary petition in bankruptcy, makes an assignment for the benefit of the Company’s creditors, or fails to secure the dismissal of any involuntary petition in bankruptcy within 60 days of the filing of such petition, the Company agrees to merge with or be acquired by any entity or to sell substantially all of its assets, unless the Company is the acquiring or surviving entity, there is a change of control of the Company, or the Company fails to meet certain safety or operational performance standards; (2) for cause if the Company breaches the Agreement and fails to cure the breach after a certain notice period; (3) in whole or in part without cause upon certain advance notice to the Company after the second anniversary of the effective date of the Agreement.

The Company may terminate the Agreement: (1) at any time if Delta files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, or fails to secure the dismissal of any involuntary petition in bankruptcy within 60 days of the filing of such petition or (2) for cause if Delta breaches the Agreement and fails to cure the breach after a certain notice period.

Aircraft and Affiliated Equipment Put and Call Rights—If Delta terminates the Agreement after January 1, 2005 without cause, the Company has the right (the “Put Right”) to require Delta (1) at the Company’s option to (a) purchase the Company’s owned aircraft and any of the related ground equipment, spare engines, spare parts, and improvements (“Affiliated Equipment”) at a price equal to the greater of the fair market value of such aircraft at the time of termination or any outstanding indebtedness owed by the Company on such aircraft and Affiliated Equipment (excluding any past due indebtedness) (the “Purchase Price”) or (b) to lease, based on the Purchase Price, such aircraft and Affiliated Equipment from the Company, each on terms mutually agreed upon by the parties and (2) with respect to its leased aircraft and Affiliated Equipment, to sublease or assume the lease on such aircraft and Affiliated Equipment, provided Delta is able to continue the leases on the same financial terms the Company had prior to the sublease or assignment. If the Company does not exercise its Put Right, Delta has the right to require the Company to (1) sell to Delta at the Purchase Price any of the owned aircraft and Affiliated Equipment that are terminated by Delta and (2) assign or sublease the lease obligations of any of the leased aircraft and Affiliated Equipment that are terminated by Delta which are under lease to the Company, subject to the terms and conditions provided under the Company’s financing for any such aircraft and Affiliated Equipment.

Exclusivity—The Agreement requires the Company, for aircraft allocated to the Delta Connection program, to obtain Delta’s approval to enter into a code-sharing agreement with any other carrier, to list flights under any other code, or to operate flights for any other carrier or on the Company’s behalf, except for certain charter flights and other limited circumstances. In addition, for any aircraft not designated as part of the Delta Connection program, neither the Company nor its affiliates may operate any of these aircraft for its own benefit or for any third party into or out of a limited number of cities located in the United States.

The Agreement does not prohibit Delta from serving, or entering into agreements with, other airlines to serve routes flown by the Company. Delta may extend or terminate the Agreement if, among other things, the Company merges with or sells its assets to another entity, is acquired by another entity, or if any person acquires more than a specified percentage of its stock.

Right of First Refusal—During the term of the Agreement, if the Company receives an offer from a third party to purchase, lease, sublease, encumber, or otherwise acquire any interest in, or to operate for a third party, the Company’s aircraft, option aircraft, slots, gates, or other facilities on its own behalf or for others during the term of the Agreement, Delta is entitled to be notified of the offer and to acquire such property on the same financial terms and conditions. This right of first refusal does not apply to any ordinary course refinancing or sale/leaseback by the Company of any such property.

Modified Annual Operating Plan—In the event that the Company’s projected Direct Costs, as factored into the preset block hour rates the Company is entitled to receive from Delta under the Agreement, materially change during a year due to actions by Delta after the Company’s annual operating plan has been established, Delta and the Company will mutually agree on a revised annual operating plan for the remainder of the year to take into account such changes as they relate to the Company’s Direct Costs-based block hour rate.

Pro Forma Financial Data (Unaudited)—For the year ended December 31, 2002, if the Company had been compensated under the Agreement, pursuant to the capacity purchase agreement in place during 2003, the Statement of Operations would have reported operating revenues of $710,481,000, operating expenses of $662,491,000, operating income of $47,990,000, other expense of $15,209,000 an income tax provision of $13,404,000, net income of $19,377,000.  Retained earnings as of December 31, 2002 would have been $66,948,000.

The pro forma financial data are based on the historical financial statements and do not purport to represent what the Company’s Statement of Operations would have been had the 2003 capacity purchase compensation arrangement been in place for the period indicated or to project its Statement of Operations for any future period or date.

See Note 13 for additional information about an amendment to the Agreement that was effective as of January 1, 2005.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.      New Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards, (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”).  This standard replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” (“APB 25”)  It requires that the compensation cost of share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued.  This statement is effective for the Company beginning July 1, 2005.  The Company is evaluating the impact of SFAS 123R, including the transition options for adoption of this standard, on the 2005 Financial Statements.

During 2003, the Company adopted certain accounting standards, however, the adoption of these standards did not have a material impact on the Company’s Financial Statements.  The adopted accounting standards are as follows:

•                  SFAS No. 143, “Accounting for Asset Retirement Obligations;”

•                  SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities;”

•                  SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;”

•                  FIN 46, “Consolidation of Variable Interest Entities;”

•                  EITF Issue 01-08, “Determining Whether an Arrangement Contains a Lease.”  .”

During 2002, the Company adopted the following accounting standards:

•                  SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) (see the Company’s goodwill policy and related information in this Note);

•                  SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) (see the Company’s Long-Lived Assets policy in this Note);

•                  SFAS No. 145, “Recission of FASB Statements No. 4, 44 and 63, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS 145”).  The adoption of SFAS 145 did not have a material impact on the Company’s Financial Statements;

•                  SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”).  The adoption of SFAS 146 will impact the timing of the recognition of liabilities related to future exit or disposal activities;

•                  SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment to FASB Statement No. 123” (“SFAS 148”) (see the Company’s stock-based compensation policy in this Note); and

•                  FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) (see the Company’s purchase commitments and contingencies in Note 9).  The adoption of FIN 45 did not have a material impact on the Company’s Financial Statements.

B.            Accounting Policies

Use of Estimates—The Company is required to make estimates and assumptions when preparing its financial statements in conformity with GAAP. These estimates and assumptions affect the amounts reported in the Company’s financial statements and the accompanying notes. Actual results could differ materially from those estimates.

Cash and Cash Equivalents—The Company classifies short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents. These investments are recorded at cost, which the Company believes approximates fair value.

Under the Company’s cash management system, controlled disbursement accounts, which are funded daily, are utilized for payments. Checks issued by the Company, which have not been presented to the bank for payment, are recorded in accounts payable on the Balance Sheets. These amounts totaled approximately $7,400,000 and $6,700,000 as of December 31, 2004 and 2003, respectively.

Restricted Cash—The Company has restricted cash, which primarily relates to cash held as collateral to support certain projected insurance obligations. The restricted cash balance as of December 31, 2004 and 2003 was approximately $12,500,000 and $7,500,000, respectively.

Long-Lived Assets—Property and equipment are recorded at cost and are depreciated on a straight-line basis to estimated residual values over their estimated useful lives. Residual values for flight equipment range from 5%-40% of cost. The estimated useful lives for major asset classifications are as follows:

Flight equipment	15-16 1/2 years
Ground property and equipment	3-30 years

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate the assets may be impaired, and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. For long-lived assets held for sale, the Company records impairment losses when the carrying amount is greater than the fair value less the cost to sell.  The Company discontinues depreciation of long-lived assets once they are classified as held for sale.

To determine impairments for aircraft used in operations, the Company group’s assets at the fleet type level (the lowest level for which there are identifiable cash flows) and then estimates future cash flows based on projections of revenue, fuel costs, labor costs and other relevant factors in the markets in which these aircraft operate.  If an impairment occurs, the amount of the impairment loss recognized is the amount by which the carrying amount of the aircraft exceeds the estimated fair value.  Aircraft fair values are estimated by management using published sources, appraisals and bids received from third parties, as available.

Non-operating property is presented within other noncurrent assets on the accompanying December 31, 2004 and 2003 Balance Sheets and includes 20 and 30 EMB-120 turboprop aircraft and related parts carried at approximately $ 17,000,000 and $19,000,000, respectively. Ten and seven EMB-120 turboprop aircraft were sold in 2004 and 2003, respectively.  No EMB-120 aircraft were sold in 2002.

Goodwill—Prior to the Company’s adoption of SFAS No. 142 on January 1, 2002, the goodwill related to Delta’s acquisition in 1999 of the Company was amortized over 40 years.  Upon adoption of SFAS No. 142, the Company discontinued the amortization of goodwill.  Instead, in accordance with SFAS No. 142, the Company now applies a fair value-based impairment test to the carrying value of goodwill on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have been incurred.  The annual impairment test date for the Company’s goodwill is December 31.

In evaluating goodwill for impairment, the Company first compares its fair value to its carrying value. The Company estimates its fair value primarily by considering its projected future cash flows.  If fair value exceeds carrying value, no further testing is required.  If, however, carrying value exceeds fair value, the Company then determines the amount of the impairment charge, if any.  The Company recognizes an impairment charge if the carrying value of goodwill exceeds its implied fair value.

As of December 31, 2003, the required annual impairment test of the Company’s goodwill was performed, which indicated no impairment.

See Note 4 for additional information regarding goodwill impairment charges recorded during 2004.

Other Assets—Financing costs associated with long-term debt and lease financings are deferred and amortized over the term of the specific indebtedness or lease. Financing costs are included in other noncurrent assets on the Company’s Balance Sheets. EMB-120 turboprop aircraft held-for-sale are also included in other noncurrent assets (See Long-Lived Assets in this Note).

Interest Capitalized—Interest costs on advance payments to acquire new aircraft and on construction of ground facilities are capitalized as an additional cost of the related assets. Interest is capitalized at the weighted average interest rate of long-term debt or, if applicable, the interest rate related to specific borrowings. Interest capitalization ends when the property or equipment is ready for service or its intended use. Capitalized interest totaled approximately $1,300,000, $1,000,000, and $1,300,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Revenue Recognition—Revenue is recognized when the transportation is provided in accordance with rates projected to be in effect under the Delta Connection Agreement described in Note 2.

Manufacturers’ Credits—The Company periodically receives credits in connection with the acquisition of aircraft and engines. These credits are deferred until the aircraft and engines are delivered then applied on a pro rata basis as a reduction to the cost of the related equipment.

Operating Subsidies—The Company periodically receives cash payments to subsidize the direct cost of operating certain aircraft. These payments are reflected as a reduction of other operating expense in the Company’s Statements of Operations.

Maintenance Costs—The Company records maintenance costs in operating expense as they are incurred.

Inventories—Inventories of expendable parts related to flight equipment are carried at moving average cost and charged to operations as consumed. An allowance for obsolescence for the cost of these parts is provided over the remaining useful life of the related fleet.

Advertising Costs—The Company expenses certain advertising costs as other selling expense in the year incurred. Advertising expense was approximately $485,000, $274,000 and $559,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

Income Taxes—In accordance with SFAS No. 109, “Accounting for Income Taxes”, the Company accounts for deferred income taxes under the liability method.  Under this method, the Company recognizes deferred tax assets and liabilities based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates.  A valuation allowance is recorded to reduce deferred tax assets when necessary.  Deferred tax assets and liabilities are recorded net as current and noncurrent deferred income taxes on the Company’s Balance Sheets (See Note 8).

Interest Subsidies—The Company received the benefit of interest rate subsidies through the Bombardier Capital Inc. Financing Program for certain CRJ-200 and CRJ-700 aircraft. The Company utilized these subsidies to substantially fix its interest expense for debt related to those aircraft. These subsidies were approximately $800,000, $900,000, and $1,000,000 in 2004, 2003, and 2002, respectively, and are recorded as a reduction in interest expense on the accompanying Statements of Operations.

In 2002, the Company received the benefit of interest rate subsidies through the Brazilian Export Financing Program for certain Embraer Brasilia aircraft.  The Company utilized these subsidies to substantially fix its interest expense for debt related to those aircraft.  These subsidies were approximately $700,000 in 2002, and are recorded as a reduction in interest expense on the accompanying Statement of Operations.  All debt related to Embraer Brasilia aircraft was repaid in 2002.

Marketable Securities—Marketable securities related to the Company’s executive deferred compensation plan are reported in the Balance Sheets at fair value, based on quoted market prices as of December 31, 2004 and 2003. The marketable securities are classified as available-for-sale and any unrealized gains (losses) are recorded as other comprehensive income (loss) in shareowner’s equity in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” (See Comprehensive Income (Loss) below)

Comprehensive Income (Loss)—Comprehensive income (loss) consists of reported net income and unrealized gains and losses, net of tax, on marketable equity securities classified as available-for-sale related to the Company’s executive deferred compensation plan (see Note 10 for further discussion). The Company reports total comprehensive income (loss) in its Statements of Shareowner’s Equity. The following table presents accumulated other comprehensive income (loss) as of December 31, 2004 and 2003 and the activity for the years then ended:

(In thousands)
Balance at December 31, 2001	$(76)
Unrealized loss	(78)
Tax effect	30
Net of tax	(48)
Balance at December 31, 2002	(124)
Unrealized gain	185
Tax effect	(73)
Net of tax	112
Balance at December 31, 2003	(12)
Unrealized gain	57
Tax effect	(21)
Net of tax	36
Balance at December 31, 2004	$24

Deferred Gains on Sale and Leaseback Transactions—The Company amortizes deferred gains on the sale and leaseback of property and equipment under operating leases over the lives of these leases. The amortization of these gains is recorded as a reduction in rent expense. Such deferred gains are recorded in accrued liabilities and deferred credits and deferred gains on sale and leaseback transactions in the accompanying Balance Sheets based on the timing of the recognition of such gains.

Stock-Based Compensation—The Company participates in the Delta 2000 Performance Compensation Plan (“Plan”), under which certain of the Company’s employees are awarded stock options to purchase Delta’s common stock. The Company accounts for the stock-based compensation under the intrinsic value method in accordance with APB 25 and related interpretations.  No stock option compensation expense is recognized in the Company’s Statements of Operations because all stock options granted had an exercise price equal to the fair value of the underlying common stock on the grant date.

Stock options awarded under the Plan (1) have an exercise price equal to the fair market value of Delta’s common stock on the grant date, (2) become exercisable two or four years after the grant date, and (3) expire up to ten years after the grant date. The estimated fair values of stock options granted during the years ended December 31, 2004, 2003, and 2002 were derived using the Black-Scholes option-pricing model. The following table includes the assumptions used in estimating fair values and the resulting weighted average fair value of a stock option granted in the periods presented:

	Stock Options Granted
Assumptions	2004	2003	2002

Risk-free interest rate	3.5%	2.8%	4.6%
Average expected life of stock options (in years)	5.0	4.0	7.3
Expected volatility of common stock	62.7%	58.3%	37.7%
Expected annual dividends on common stock	$—	$—	$0.10
Weighted-average fair value of a stock option granted	$4	$5	$9

The following table shows what the Company’s net income would have been for the years ended December 31, 2004, 2003, and 2002 had the Company accounted for the awards granted under the Plan using the fair value method of accounting in SFAS 123, as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment to FASB Statement No. 123,” and the assumptions in the table above (in thousands):

	For the Years Ended
	December 31,
	2004	2003	2002

Net income:
As reported	$(468,582)	$57,615	$20,033
Deduct: total stock option compensation expense determined under the fair value based method, net of tax	(1,156)	(894)	(798)
As adjusted for the fair value method under SFAS No. 123	$(469,738)	$56,721	$19,235

On May 28, 2003, Delta commenced, with shareowner approval, a stock option exchange program (“Exchange Program”) under which eligible employees were offered the opportunity to exchange their outstanding stock options with an exercise price of $25 per share or more for a designated fewer number of replacement options with an exercise price equal to the fair market value of the common stock on the grant date of the replacement options. In accordance with the terms of the Exchange Program, Delta canceled approximately 369,000 outstanding stock options on June 25, 2003 that relate to certain employees of the Company and issued, in exchange for the canceled options, approximately 190,000 replacement options on December 26, 2003. The exercise price of the replacement options is $11.60, the closing price of Delta’s common stock on the grant date.

The following table summarizes all stock option activity for the years ended December 31, 2004, 2003, and 2002:

	2004		2003		2002
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at the beginning of the year	357,752	$12	367,500	$33	159,000	$51
Employee transfers to ASA from parent company during 2003	216,298	12	168,900	40	—	—
Granted	215,400	7	189,952	12	224,500	21
Forfeited	(8,700)	22	(368,600)	45	(16,000)	47
Outstanding at the end of the year	780,750	11	357,752	12	367,500	33
Exercisable at the end of the year	360,999	$14	94,650	$15	66,675	$51

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2004:

	Stock Options Outstanding			Stock Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Stock Options	Outstanding	Life (years)	Price	Outstanding	Price

$4 - $20	748,550	9	$9	329,049	$11
$21 - $35	21,100	7	32	21,100	32
$36 - $50	3,400	5	44	3,150	44
$51 - $70	7,700	4	56	7,700	56

C.  Additional Accounting Policies for the Year Ended December 31, 2002

As a result of the amendment and restatement of the Agreement effective January 1, 2003, the following accounting policies are applicable to the December 31, 2002 Financial Statements only.

Passenger Revenue Recognition—The Company issues Delta ticket stock for passenger sales.  Passenger revenues are recognized in the Company’s Statement of Operations at the time transportation is provided by the Company.  Revenues are derived primarily from local fares and from through fares.  Local fares are single fare amounts for point-to-point travel. Through fares are fares for transportation provided between two or more points by one or more carriers.  Revenues derived from through fares are distributed among the participating air carriers using agreed upon proration formulas.  Revenues related to both local and through fares received from Delta for flights operated by the Company are calculated using contractual formulas.

In 2002, the Company’s revenues were derived primarily through the transportation of passengers and cargo in scheduled airline service as a Delta Connection Carrier under the Agreement with Delta.  Approximately 71% of ASA’s passengers for the year ended December 31, 2002 connected with Delta.

Cargo Revenue Recognition—Cargo revenues are recognized in the Company’s Statement of Operations when the related transportation is provided.

Passenger Commissions—Passenger commissions are allocated to the Company from Delta based on the Company’s pro-rata share of passenger revenue and are recognized in operating expenses when the related transportation is provided and the associated revenue is recognized.

4.       GOODWILL

The Company performed their annual goodwill impairment test as of December 31, 2004. As a result of this test, the Company recorded a charge totaling approximately $499,000,000 in impairment of goodwill on the 2004 Statement of Operations.

During the December 2004 quarter, the Company re-evaluated its estimated fair value in light of the implementation of initiatives as a result of Delta’s strategic reassessment and the completion of its new long-range cash flow plans. These initiatives and plans reflect, among other things, (1) the strategic role of the Company in Delta’s business; and (2) an expectation of the continuation of historically high fuel prices. These factors had a substantial negative impact on the impairment test results.  The Company’s previous impairment tests of goodwill resulted in no impairment.

5.                    ASSET WRITEDOWNS

During 2002, the Company decided to accelerate the retirement of 37 owned EMB-120 aircraft to achieve costs savings and operating efficiencies. The accelerated retirement of these aircraft as well as a reduction in their estimated future cash flows and fair values resulted in an impairment charge of approximately $27,000,000.  Additionally, the Company recorded a charge of approximately $4,000,000 to writedown the related spare parts inventory to their net realizable value. The Company removed all EMB-120 aircraft from service in 2003.

6.       DEBT

The following table summarizes the Company’s debt as of December 31, 2004 and 2003 (in thousands):

	2004	2003
Fixed
5.78% to 6.23% notes due in semiannual installments between 2006 and 2019	93,327	97,734

Variable
3.24% to 4.12% notes due in semiannual installments between 2006 and 2019	201,912	208,703

3.71% notes due in semiannual installments between 2005 and 2016	188,419	199,528
2.24% to 4.12% notes due in semiannual installments between 2005 and 2021	94,012	101,289
5.81% to 5.90% promissory notes due 2006	181,711	96,284
1.74% notes due in semiannual installments between 2005 and 2012	87,317	92,536
3.79% notes due in semiannual installments between 2005 and 2017	51,480	54,601
3.39% notes due in semiannual installments between 2006 and 2017	50,106	53,105
3.68% to 4.52% notes due in semiannual installments between 2005 and 2017	46,411	49,058
4.34% notes due in semiannual installments between 2005 and 2012	9,702	10,282
4.35% notes due in monthly installments between 2005 and 2020	169,172	—
3.23% line of credit from Parent due January 2006	155,000	65,000
Total debt	1,328,569	1,028,120
Less current maturities	43,072	53,456

Total long-term debt	$1,285,497	$974,664

The interest rates for the variable rate debt above are presented using the interest rates in effect as of December 31, 2004, and are generally based on LIBOR plus a margin.

Since January 2002, the Company has entered into a series of aircraft-secured financing facilities with the manufacturer for certain future deliveries of regional jet aircraft. As of December 31, 2004 and 2003, the total borrowings outstanding under these facilities were approximately $182,000,000 and $96,000,000, respectively. Borrowings under each of these facilities (1) are due 18 months after the date of borrowing (subject to earlier repayment if certain longer-term financing is obtained for these aircraft) and (2) bear interest at LIBOR plus a margin. The Company receives interest subsidies on the total borrowings under this facility as described in Note 3. The effective variable rate was 3.50%, 2.90%, and 2.57% as of December 31, 2004, 2003, and 2002, respectively.

In 2002, the Company also executed a line-of-credit agreement with an affiliate that allows the Company to borrow up to approximately $500,000,000.  During 2004, the Company amended the maximum borrowing amount to $250,000,000.  The Company borrowed approximately $90,000,000 during 2004.  As of December 31, 2004 and 2003, approximately $155,000,000 and $65,000,000, respectively, was outstanding under this agreement, which was scheduled to mature on January 28, 2004. On January 28, 2004, the line of credit was extended to mature on January 27, 2006. As of December 31, 2004, borrowings under this line of credit were presented as long-term debt – affiliate on the Company’s Balance Sheet.

The carrying value of the Company’s variable rate debt approximates fair value. The fair value of the Company’s fixed rate debt is estimated based on the quoted market price for similar issues. The estimated fair value as of December 31, 2004 and 2003 is $93,300,000 and $92,000,000, respectively. As of December 31, 2004, all debt is secured by first mortgage liens on a total of 80 CRJ-200 and CRJ-700 aircraft, which had an aggregate net book value of approximately $1,384,800,000.

Future Maturities—Maturities of long-term debt obligations including current maturities, are as follows (in thousands):

Years ending December 31,	Principal Amount
2005	$43,072
2006	375,154
2007	64,746
2008	67,488
2009	70,419
After 2009	707,690
Total	$1,328,569

Debt Covenants—The Company has no debt covenants as of December 31, 2004 and 2003.

As is customary in the airline industry, the Company’s aircraft lease and financing agreements require that the Company maintain certain levels of insurance coverage, including war-risk insurance. The Company was in compliance with these requirements as of December 31, 2004 and 2003. See Note 9 for additional information on war-risk insurance currently provided by the U.S. Government.

7.       LEASE OBLIGATIONS

The Company leases aircraft, airport terminal and maintenance facilities, and other property and equipment. Rent expense for these lease obligations is recorded on a straight-line basis over the life of the lease. Rent expense for operating leases totaled approximately $93,300,000, $94,800,000, and $97,100,000 for the years ended December 31, 2004, 2003, and 2002, respectively. As of December 31, 2004, the Company operated 56 aircraft under operating leases with remaining terms ranging from approximately nine years to fifteen years, while as of December 31, 2003, the company operated 58 aircraft under operating leases with remaining terms ranging from 10.25 years to 16.25 years.

The following table summarizes, as of December 31, 2004, the minimum future lease payments under all noncancelable operating leases with initial terms in excess of one year (in thousands):

Years ending December 31,
2005	$73,207
2006	69,812
2007	60,206
2008	53,334
2009	51,348
After 2009	278,680
Total	$586,587

8. INCOME TAXES

The following is a summary of the provision for income taxes for the years ended December 31, 2004, 2003, and 2002 (in thousands):

	2004	2003	2002
Current taxes	$—	$—	$(8,937)
Deferred taxes	20,119	38,147	22,794

Income tax expense	$20,119	$38,147	$13,857

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes.  The Company’s operations are included in the consolidated federal income tax return of Delta.  State and federal income taxes are allocated to the Company by Delta and are calculated on a separate return basis.  As of December 31, 2004, the Company had pretax net operating losses of approximately $359 million related to U.S. federal and state tax jurisdictions, which expire at various times beginning in 2007 and ending in 2024. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	136,450	88,427
Other	17,185	19,190
Total deferred tax assets	153,635	107,617

Deferred tax liabilities:
Depreciation and amortization	268,163	201,730
Other	2,492	2,066
Total deferred tax liabilities	270,655	203,796
Net deferred tax liabilities	$(117,020)	$(96,179)

The following table shows the current and noncurrent deferred tax assets (liabilities) recorded on the Company’s Balance Sheets as of December 31, 2004 and 2003 (in thousands):

Current deferred tax assets, net	$12,044	$13,698
Noncurrent deferred tax liabilities, net	(129,064)	(109,877)
Total deferred tax liabilities	$(117,020)	$(96,179)

Management believes it is more likely than not that these deferred tax assets are realizable.  As a result, the Company has not recorded a valuation allowance for deferred tax assets.

The following table presents the principal reasons for the differences between the effective income tax rate and the U.S. federal statutory rate for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
U.S. federal statutory income tax rate	(35.0)%	35.0%	35.0%
State income taxes, net of federal income tax effect	0.4	3.1	3.2
Meals and entertainment	0.2	1.2	2.8
Goodwill impairment	38.9	—	—
Other	—	0.5	—

Effective income tax rate	4.5%	39.8%	41.0%

9.       PURCHASE COMMITMENTS AND CONTINGENCIES

Purchase Commitments—In September 1998 and June 2000, the Company entered into long-term acquisition agreements with Bombardier Aerospace, Inc. to purchase a total of 54 CRJ aircraft in a mix of 40-, 50-, and 70-seat configurations. Deliveries under these agreements commenced in December 2000 and continued through 2004. These agreements also included options for the purchase of an additional 210 CRJ aircraft, which would be available for delivery through 2010. These options are exercised at the sole discretion of the Company and expire if they remain unexercised by certain dates.

On February 27, 2004, the Company entered into an agreement to purchase 32 CRJ-200 aircraft to be delivered in 2005. The value of this firm order is approximately $520,000,000.  In conjunction with this agreement, the Company entered into a facility with a third party to finance, on a secured basis at the time of acquisition, the future deliveries of these regional jet aircraft. Borrowings under this facility (1) will be due in installments for 15 years after the date of borrowing and (2) bear interest at LIBOR plus a margin. The Company has no commitments related to the remaining 117 available options as of December 31, 2004.

Labor—Approximately 43% of the Company’s employees (primarily pilots, flight attendants, and flight dispatchers) are represented by unions.

The Company’s approximately 1,515 pilots are represented by the Air Line Pilots Association, International, and their collective bargaining agreement became amendable in September 2002. Negotiations are ongoing, and currently, the Company is operating under the existing contract.

The Company’s approximately 885 flight attendants are represented by the Association for Flight Attendants, and their collective bargaining agreement became amendable in September 2003. Negotiations are ongoing, and currently, the Company is operating under the existing contract.

In addition, because the Company is a Delta Connection Carrier (See Note 1), a strike or other job action by Delta’s employees could have a material adverse impact on the Company’s financial condition and operations.

Legal—The Company is involved in legal proceedings relating to employment practices, environmental issues and other matters concerning the Company’s business.  The Company cannot reasonably estimate the potential loss for certain legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought. Although the ultimate outcome of these legal proceedings cannot be predicted with certainty, the Company believes that the resolution of these actions will not have a material adverse effect on the financial statements.

War-Risk Insurance—As a result of the terrorist attacks on September 11, 2001, aviation insurers (1) significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events and (2) significantly increased the premiums for such coverage and for aviation insurance in general. Since September 24, 2001, the U.S. government has been providing U.S. airlines with war-risk insurance to cover losses, including those resulting from terrorism, to passengers, third parties (ground damage) and the aircraft hull. The coverage currently extends through August 31, 2005 (with a possible extension to December 31, 2005 at the discretion of the Secretary of Transportation). The U.S. government is considering legislative options to extend some or all of the war-risk insurance provided to U.S. airlines beyond December 31, 2005; however, there can be no assurance that such an extension will occur.  The withdrawal of government support of airline war-risk insurance would require us to obtain war-risk insurance coverage commercially, if available. Such commercial insurance could have substantially less desirable coverage than currently provided by the U.S. government, may not be adequate to protect our risk of loss from future acts of terrorism, may result in a material increase to our operating expenses and may not be obtainable at all, resulting in an interruption to our operations.

General Indemnifications—The Company is the lessee under real estate leases. It is common in these commercial lease transactions for the Company, as the lessee, to agree to indemnify the lessor and other related third parties for tort, environmental, and other liabilities that arise out of or relate to the Company’s use or occupancy of these leased premises. Typically, this type of indemnity would make the Company responsible to indemnified parties for liabilities arising out of the conduct of, among others, contractors, licensees, and invitees at or in connection with the use or occupancy of the leased premises. Often, this indemnity extends to related liabilities arising from the negligence of the indemnified parties but usually excludes any liabilities caused by their gross negligence or willful misconduct.

The Company’s aircraft and other equipment lease and financing agreements typically contain provisions requiring the Company, as the lessee or obligor, to indemnify the other parties to those agreements, including certain related parties, against virtually any liabilities that might arise from the condition, use, or operation of the aircraft or such other equipment.

The Company believes that its insurance coverage would cover most of the Company’s exposure to such liabilities and related indemnities associated with the types of lease and financing agreements described above, including real estate leases.

Certain of the Company’s aircraft and other financing transactions also often include provisions which require the Company to make payments to preserve an expected economic return to the lenders if that economic return is diminished due to certain changes in law or regulations. In certain of these financing transactions, the Company also bears the risk of certain changes in tax laws that would subject payments to non-U.S. lenders to withholding taxes.

The Company cannot reasonably estimate the potential future payments under the indemnities and related provisions described above because the Company cannot predict when and under what circumstances these provisions may be triggered.

10.     EMPLOYEE BENEFIT PLANS

401(k) Plan—All employees of the Company who have completed 90 days of employment are generally eligible to participate in the Company’s investment savings plan. For each dollar of salary deduction elected by an employee (up to 6% of an employee’s earnings), the Company has made a matching contribution of $0.20 to $0.50 (depending on the number of years of participation for each participant). After seven years of service by an employee, the Company will make a matching contribution of $0.75 for each dollar of salary reduction elected by an employee.

Deferred Compensation Plan—The Company has an executive deferred compensation plan for a select group of highly compensated and management employees, as designated by the Company’s Board of Directors. The Company contributes from 10% to 15% of each participant’s base salary to the plan. The Company invests these contributions in employee-directed marketable equity securities which are classified as available-for-sale securities and recorded at fair market value on the Balance Sheets in other noncurrent assets.  These investments totaled approximately $1,599,000 and $1,431,000 at December 31, 2004 and 2003, respectively, and are available to the Company’s creditors in liquidation. See Note 3 for additional information related to these securities.

The Company recorded approximately $4,400,000, $3,800,000, and $2,400,000 in expenses during 2004, 2003, and 2002, respectively, related to the plans discussed in the preceding two paragraphs. These expenses are included in salaries and related costs in the Statements of Operations.

11.     GOVERNMENT COMPENSATION AND REIMBURSEMENTS

Emergency Wartime Supplemental Appropriations Act (“Appropriations Act”)—On April 16, 2003, President Bush signed into law the Appropriations Act, which provides for, among other things:

•            Payments for Certain Security Fees. Payments totaling $2.3 billion from the U.S. Government to U.S. air carriers for the reimbursement of certain passenger and air carrier security fees.

•            Compensation for Strengthening Flight Deck Doors. Payments totaling $100 million from the U.S. Government to compensate air carriers for the direct costs associated with the strengthening of flight deck doors and locks on aircraft.

•            Suspension of Passenger and Air Carrier Security Fees. The suspension of the TSA’s collection of passenger and air carrier security fees during the period beginning June 1, 2003 and ending September 30, 2003.

In 2003, the Company received payments totaling approximately (1) $22,000,000 under the Appropriations Act during the June 2003 quarter, which was recorded as a reduction to operating expenses, as reimbursement for passenger and air carrier security fees, and (2) approximately $656,000 related to the strengthening of flight deck doors during the September 2003 quarter, which was recorded as a reduction to previously capitalized costs. Of the approximately $22,000,000 received, $19,000,000 was allocated to the Company by Delta from Delta’s TSA reimbursement and approximately $3,000,000 was received directly from the TSA. The Company is not subject to the executive compensation limits required under the Appropriations Act.

Stabilization Act —On September 22, 2001, the Air Transportation Safety and System Stabilization Act (“Stabilization Act”) became effective.  The Stabilization Act was intended to preserve the viability of the U.S. air transportation system following the terrorist attacks on September 11, 2001 by, among other things,  (1) providing for payments from the U.S. Government totaling $5 billion to compensate U.S. air carriers for losses incurred from September 11, 2001 through December 31, 2001 as a result of the September 11 terrorist attacks and (2) permitting the Secretary of Transportation to sell insurance to U.S. air carriers.

The Company’s allocated portion of compensation under the Stabilization Act was approximately $17,300,000.  Due to uncertainties regarding the U.S. government’s calculation of compensation, the Company recognized approximately $16,900,000 of this amount in the Company’s 2001 Statement of Operations.  The Company recognized the remaining $400,000 of compensation in the Company’s 2002 Statement of Operations.  The Company received approximately $2,900,000 in cash for the year ended December 31, 2002 under the Stabilization Act.

Subsequent to September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, was or similar events.  At the same time, aviation insurers significantly increased the premium for such coverage and for aviation insurance in general.  Under the Stabilization Act, the U.S. government is providing U.S. airlines with war-risk insurance to cover losses to passengers, third parties (ground damage) and the aircraft hull.  This coverage extends through August 2004, with a possible extension to December 31, 2004 at the discretion of the Secretary of Transportation, but the coverage may not be extended beyond that time.  The Company expects that if the U.S. government fails to renew the war-risk insurance that it provides, the Company will be required to replace such coverage commercially or consider other alternatives.  There can be no assurance that such commercially provided war-risk insurance coverage will be adequate to protect our risk of loss from future acts of terrorism or will be provided on terms that will not have a material adverse impact on the Company’s Financial Statements.

12.     RELATED PARTY TRANSACTIONS

The Company derives 100% of its passenger revenues from Delta under the Delta Connection Agreement discussed in Note 2.

In 2004 and 2003, the Company reimbursed Delta or its affiliates for costs incurred on the Company’s behalf. Delta or its affiliates provided the Company with aircraft handling services and passenger handling services at certain airports. The Company expensed approximately $27,500,000 and $27,000,000, respectively, for these services. These amounts are recorded in contracted services on the accompanying Statements of Operations.

In 2002, in return for set fees and reimbursements to Delta for costs incurred by Delta on the Company’s behalf, Delta provided the Company with reservations services, aircraft handling services, and passenger handling services at certain airports and other sales and marketing services.  The Company expensed approximately $57,000,000 for these services during 2002.  These amounts are included primarily in contracted services and other selling expenses in the Statement of Operations.

The Company has an arrangement with Delta whereby Delta provides certain administrative and financial services. In addition, certain Delta employees have been assigned to key administrative positions at the Company. The Company expensed approximately $2,000,000 for these services during both 2004 and 2003, and $1,800,000 for 2002. These amounts are recorded in contracted services on the accompanying Statements of Operations.

In 2004, 2003, and 2002, the Company purchased a portion of its aircraft fuel from an affiliate. Fuel purchases from this affiliate were approximately $59,800,000, $44,200,000, and $31,200,000 in 2004, 2003, and 2002, respectively.

As of December 31, 2004 and 2003, approximately $19,600,000 and $26,300,000, respectively, are payable to Delta and Delta affiliates related to the agreements and services described above. These amounts are recorded as accounts payable—affiliate on the accompanying Balance Sheets.

As of December 31, 2004 and 2003, approximately $35,900,000 and $26,500,000, respectively, are receivable from different affiliates of the Company. These amounts are recorded as accounts receivable—affiliate on the accompanying Balance Sheets.

During the years ended December 31, 2004, 2003 and 2002, approximately $18,000,000, $17,600,000, and $4,600,000 respectively, were received from Delta or its affiliates for airport customer service functions performed by the Company on the affiliate’s behalf. These payments are reflected as a reduction of other operating expense in the Company’s Statements of Operations.

Effective September 10, 2004, the Company entered into a credit agreement to extend credit to Delta for an amount not to exceed $250,000,000.  As of December 31, 2004, the receivable balance with Delta was approximately $110,000,000.  This amount was recorded as note receivable—affiliate on the accompanying Balance Sheets.  The amount of interest earned for the year ended December 31, 2004 was approximately $1,000,000.  The note will mature on September 9, 2005 and earns interest at a rate of 3.62%.

Maintenance Agreement—Effective January 1, 2004, the Company and Delta entered into a new regional jet engine maintenance agreement. Under the agreement, Delta will perform certain engine maintenance services for the Company. Maintenance costs will continue to be included in direct costs under the new Delta Connection Agreement and, therefore, will be subject to reimbursement.  The Company expensed approximately $8,600,000 during 2004 under this agreement.

Cash Management—During 2003, the Company maintained an investment management agreement with Delta whereby Delta invested excess cash on the Company’s behalf and allocated interest income to the Company based on cash invested. The Company, however, maintained ownership of the cash and cash equivalents at all times. Approximately $219,000,000 of the Company’s cash and cash equivalents were invested under this agreement as of December 31, 2003.  During 2004, The Company and Delta terminated the investment management agreement.  The Company’s cash and cash equivalents are currently managed under an arrangement whereby Delta provides certain financial services to the Company.  Approximately $72,249,000 of the Company’s cash and cash equivalents were invested under this arrangement as of December 31, 2004.  These amounts are included in cash and cash equivalents on the accompanying Balance Sheet.

Stock-Based Compensation—The Company participates in certain of Delta’s stock-based compensation plans as discussed in Note 3.

13.     SUBSEQUENT EVENTS

Amendment to Capacity Purchase Arrangement — Effective January 1, 2005, the Company began being compensated under an amended capacity purchase arrangement.  The terms of this arrangement are being finalized with Delta, and the Company and Delta intend to reach a final agreement during 2005.  In the interim, Delta and the Company have established 2005 compensation rates per block hour flown under which the Company is being compensated.  It is anticipated by the Company and by Delta that the compensation rates that will be included in the final terms of the capacity purchase agreement will not be materially different from the rates presently in use under the interim arrangement.  The Company is still determining the net impact of this new arrangement on its Financial Statements.

Maintenance Agreement—Effective March 1, 2005, the Company and Delta amended the regional jet engine maintenance agreement entered into in 2004.  Under the terms of the amended agreement, Delta will perform certain engine maintenance services for the Company but will only charge the Company for materials and labor plus a specified mark-up.  Maintenance costs will continue to be included in Direct Costs under the amended Delta Connection Agreement and, therefore, subject to reimbursement.

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